Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	October 31, 2019
(218) 628-2217

IKONICS REPORTS THIRD QUARTER RESULTS

DULUTH, MN - IKONICS Corporation (Nasdaq: IKNX), a Duluth-based imaging technology company, reported results for the third quarter of 2019. Third quarter 2019 sales were $4,530,000, 3% below the record third quarter of 2018. The net loss for the third quarter of 2019 was $163,000, or $0.08 per diluted share, compared to a loss of $25,000 for the same quarter of 2018. For the nine months ended, the Company posted a net loss of $0.37 per diluted share compared to a net loss of $0.01 per diluted share for 2018.

Bill Ulland, IKONICS CEO, said: “These disappointing results partially reflect the markets we serve that are being adversely affected by the current trade war and resulting tariffs.”

“However,” he continued, “there are some bright spots. Our newly introduced IKONART product, which we sell into the craft market, is substantially exceeding sales and profit expectations and will be featured on the Home Shopping Network in January and the new PBS show ‘Make It Artsy’ to be shown in various time slots.”

He added: “Sales of our IKONICS IMAGING business unit, which sells IKONART, are up 15% over the third quarter of 2018.”

“AMS, our aerospace business, is bidding on several major jet engine projects and feedback from these customers is encouraging, although the sales cycle in aerospace is long,” Ulland said.

“Our mold etching joint research program, which combines our DTX patented films with AKK’s patented printing technology, is progressing as we have just received the AKK printer to accelerate the test work,” he said.

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company's actual results could differ materially as a result of industry downturns, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Nine Months Ended September 30, 2019 and 2018

	Three Months Ended		Nine Months Ended
	9/30/19	9/30/18	9/30/19	9/30/18
Net sales	$4,530,361	$4,651,358	$12,655,463	$13,357,013

Cost of goods sold	3,118,299	3,124,539	8,805,853	8,805,460

Gross profit	1,412,062	1,526,819	3,849,610	4,551,553

Operating expenses	1,565,871	1,548,760	4,736,004	4,517,254

(Loss) income from operations	(153,809)	(21,941)	(886,394)	34,299

Interest expense	(22,799)	(23,298)	(67,589)	(67,040)

Other Income	16,225	13,760	49,722	34,986

(Loss) income before income taxes	(160,383)	(31,479)	(904,261)	2,245

Income tax expense (benefit)	2,361	(6,727)	(170,775)	12,399

Net loss	$(162,744)	$(24,752)	$(733,486)	$(10,154)

Loss per common share-basic and diluted	$(0.08)	$(0.01)	$(0.37)	$(0.01)

Average diluted shares outstanding	1,978,926	1,983,553	1,981,568	1,983,553

CONDENSED BALANCE SHEETS
As of September 30, 2019 and December 31, 2018

	9/30/2019	12/31/2018
Assets	(unaudited)
Current assets	$8,946,474	$8,958,070
Property, plant, and equipment, net	7,934,256	8,084,742
Intangible assets, net	281,504	376,406
	$17,162,234	$17,419,218
Liabilities and Stockholders' Equity
Current liabilities	$2,105,893	$1,303,531
Long-term debt	2,722,063	2,821,657
Deferred income taxes	—	183,000
Stockholders' equity	12,334,278	13,111,030
	$17,162,234	$17,419,218

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
For the Nine Months Ended September 30, 2019 and 2018

	9/30/2019	9/30/2018
Net cash (used in) provided by operating activities	$(619,563)	$1,071,061
Net cash used in investing activities	(90,467)	(337,584)
Net cash used in financing activities	(154,368)	(103,452)

Net (decrease) increase in cash and cash equivalents	(864,398)	630,025
Cash and cash equivalents at beginning of period	1,623,137	929,700

Cash and cash equivalents at end of period	$758,739	$1,559,725